EXHIBIT 12.1



                             FINE AIR SERVICES CORP
                       RATIO OF EARNINGS TO FIXED CHARGES

The following illustrates the computation of the historical ratio of earnings to fixed charges.


                                                                                                  TWELVE         THREE MONTHS ENDED
                                              FISCAL YEAR ENDED DECEMBER 31,                      MONTHS               MARCH 31,
                                    ------------------------------------------------------        ENDED         --------------------
                                       1993       1994       1995       1996       1997        JUNE 30, 1997       1997      1998
                                    ------------------------------------------------------------------------------------------------

Net income                            $3,128    $14,198    $11,038    $13,028    $  115           $16,666         $3,170    $3,689
Capitalized interest                       -          -          -          -     ($440)                -              -         -
Fixed charges                          1,265      1,470      1,539      1,734     2,486             1,812            481       932
                                    ------------------------------------------------------------------------------------------------
         Total earnings               $4,393    $15,668    $12,577    $14,762    $2,161           $18,478         $3,651    $4,621
                                    ================================================================================================

Interest expense(1)                   $1,035    $ 1,111    $   985    $   966    $1,531           $   902         $  225    $  655
Rental expense                           230        359        554        768       955               910            256       257
Amortization of debt costs                 -          -          -          -         -                 -              -        20
                                    ------------------------------------------------------------------------------------------------
         Total fixed charges          $1,265    $ 1,470    $ 1,539    $ 1,734    $2,486           $ 1,812         $  481    $  932
                                    ================================================================================================

Ratio of earnings to fixed charges       3.5       10.7        8.2        8.5         -(2)           10.2            7.6       5.0
                                    ================================================================================================



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(1)      Includes capitalized interest of $440,000 for the year ended December
         31, 1997.

(2) Earnings were insufficient to cover fixed charges by approximately $325,000 for the year ended December 31, 1997.